The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated October 5, 2016

PRICING SUPPLEMENT
Filed Pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-209682 and 333-209682-01
Dated October , 2016

JPMorgan Chase Financial Company Contingent Absolute Return Autocallable Optimization Securities

Linked to the common stock of Bank of America Corporation due on or about October 12, 2018

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Investment Description
Contingent Absolute Return Autocallable Optimization Securities, which we refer to as the “Securities,” are unsecured and unsubordinated debt securities issued by JPMorgan Financial Company LLC. (“JPMorgan Financial”), the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., linked to the performance of the common stock of a specific company (the “Underlying Stock”). The Securities are designed for investors who believe that the price of one share of the Underlying Stock will remain flat or increase during the term of the Securities, or not close below the Trigger Price on the Final Valuation Date. If the Underlying Stock closes at or above the Initial Share Price on any Observation Date, JPMorgan Financial will automatically call the Securities and pay you a Call Price equal to the principal amount per Security plus a Call Return. The Call Return increases the longer the Securities are outstanding. A higher Call Return rate is generally associated with greater expected volatility and therefore a greater risk of loss. If by maturity the Securities have not been called and the closing price of one share of the Underlying Stock closes at or above the Trigger Price on the Final Valuation Date, JPMorgan Financial will repay the principal amount plus pay you a return at maturity equal to the absolute value of the percentage decline in the price of the Underlying Stock from the Initial Share Price to the Final Share Price (the “Contingent Absolute Return”). If by maturity the Securities have not been called and the Underlying Stock closes below the Trigger Price on the Final Valuation Date, the Contingent Absolute Return will not apply and JPMorgan Financial will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the price of the Underlying Stock from the Initial Share Price to the Final Share Price. The closing price of the Underlying Stock is subject to adjustments, in the sole discretion of the calculation agent, in the case of certain corporate events described in the accompanying product supplement under “The Underlyings — Underlying Stocks — Anti-Dilution Adjustments” and “The Underlyings — Underlying Stocks — Reorganization Events.” Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your principal amount. The Contingent Absolute Return and any contingent repayment of principal apply only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial, as issuer of the Securities, and the creditworthiness of JPMorgan Chase & Co., as guarantor of the Securities. If JPMorgan Financial and JPMorgan Chase & Co. were to default on their payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features
❑	Call Return: JPMorgan Financial will automatically call the Securities for a Call Price equal to the principal amount plus a Call Return if the closing price of one share of the Underlying Stock on any Observation Date is equal to or greater than the Initial Share Price. The Call Return increases the longer the Securities are outstanding. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.
❑	Downside Exposure with Contingent Absolute Return at Maturity: If by maturity the Securities have not been called and the price of the Underlying Stock closes at or above the Trigger Price on the Final Valuation Date, JPMorgan Financial will repay the principal amount plus pay the Contingent Absolute Return. If the price of one share of the Underlying Stock closes below the Trigger Price on the Final Valuation Date, the Contingent Absolute Return will not apply and JPMorgan Financial will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the price of the Underlying Stock from the Initial Share Price to the Final Share Price. The Contingent Absolute Return and any contingent repayment of principal apply only if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial and JPMorgan Chase & Co.

Key Dates
Trade Date[1]	October 6, 2016
Original Issue Date (Settlement Date)[1]	October 12, 2016
Observation Dates[2]	Quarterly (see page 4)
Final Valuation Date[2]	October 9, 2018
Maturity Date[2]	October 12, 2018
[1]	Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Observation Dates, the Final Valuation Date and/or the Maturity Date will be changed so that the stated term of the Securities remains the same.
[2]	Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN FINANCIAL IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN FINANCIAL FULLY AND UNCONDITIONALLY GUARANTEED BY JPMORGAN CHASE & CO.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 8 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-10 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Security Offering
We are offering Contingent Absolute Return Autocallable Optimization Securities linked to the common stock of Bank of America Corporation. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. The Call Return rate, the Initial Share Price and the Trigger Price will be finalized on the Trade Date and provided in the pricing supplement. The actual Call Return rate is expected to be, but will not be less than, the minimum Call Return rate listed below, but you should be willing to invest in the Securities if the Call Return rate were set equal to that minimum Call Return rate. The Call Return applicable to each Observation Date is provided in “Call Returns/Call Prices” in this pricing supplement.
Underlying Stock	Call Return Rate	Initial Share Price	Trigger Price	CUSIP	ISIN
Common stock of Bank of America Corporation (Bloomberg ticker: BAC)	At least 11.30% per annum	$•	75.00% of the Initial Share Price	46646X159	US46646X1596

See “Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Securities” in this pricing supplement. The Securities will have the terms specified in the prospectus and the prospectus supplement, each dated April 15, 2016, product supplement no. UBS-1-I dated April 15, 2016 and this pricing supplement. The terms of the Securities as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in that product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, the accompanying prospectus supplement and the accompanying product supplement. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Issuer
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the common stock of Bank of America Corporation		$10		$0.15		$9.85
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Securities.
(2)	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us that will not exceed $0.15 per $10 principal amount Security. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement, as supplemented by “Supplemental Plan of Distribution” in this pricing supplement.

If the Securities priced today and assuming a Call Return rate equal to the minimum Call Return rate listed above, the estimated value of the Securities would be approximately $9.727 per $10 principal amount Security. The estimated value of the Securities, when the terms of the Securities are set, will be provided in the pricing supplement and will not be less than $9.60 per $10 principal amount Security. See “The Estimated Value of the Securities” in this pricing supplement for additional information.

The Securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.

Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Securities

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term notes, of which these Securities are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” section of the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Product supplement no. UBS-1-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012642/crt-dp64836_424b2.pdf

t	Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, the “Issuer,” “JPMorgan Financial,” “we,” “us” and “our” refer to JPMorgan Chase Financial Company LLC.

Supplemental Terms of the Securities

For purposes of the accompanying product supplement, the common stock of Bank of America Corporation is an “Underlying Stock.”

Investor Suitability

The Securities may be suitable for you if, among other considerations:

t    You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t    You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the Underlying Stock.

t    You believe the Underlying Stock will close at or above the Initial Share Price on one of the specified Observation Dates or will close at or above the Trigger Price on the Final Valuation Date.

t    You understand and accept that you will not participate in any appreciation in the price of one share of the Underlying Stock and that your potential return is limited to the applicable Call Return or, if the Securities have not been called, to the Contingent Absolute Return (as limited by the Trigger Price).

t    You are willing to accept the risks of owning equities in general and the Underlying Stock in particular.

t    You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying Stock.

t    You would be willing to invest in the Securities if the applicable Call Return rate were set equal to the minimum Call Return rate indicated on the cover hereof (the actual Call Return rate for each Security will be finalized on the Trade Date and provided in the pricing supplement and is expected to be, but will not be less than, the minimum Call Return rate listed on the cover).

t    You do not seek current income from this investment and are willing to forgo dividends paid on the Underlying Stock.

t    You are willing to invest in securities that may be called early or you are otherwise willing to hold such securities to maturity.

t    You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, is willing to trade the Securities.

t    You understand and accept the risks associated with the Underlying Stock.

t    You are willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Securities, and understand that if JPMorgan Financial and JPMorgan Chase & Co. default on their obligations, you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

t    You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t    You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the Underlying Stock.

t    You require an investment designed to provide a full return of principal at maturity.

t    You believe that the price of one share of the Underlying Stock will decline during the term of the Securities and is likely to close below the Trigger Price on the Final Valuation Date exposing you to the full negative Stock Return at maturity.

t    You seek an investment that participates in the full appreciation in the price of the Underlying Stock or that has unlimited return potential.

t    You are not willing to accept the risks of owning equities in general and the Underlying Stock in particular.

t    You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying Stock.

t    You would not be willing to invest in the Securities if the applicable Call Return rate were set equal to the minimum Call Return rate indicated on the cover hereof (the actual Call Return rate for each Security will be finalized on the Trade Date and provided in the pricing supplement and is expected to be, but will not be less than, the minimum Call Return rate listed on the cover).

t    You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

t    You seek current income from this investment or prefer to receive the dividends paid on the Underlying Stock.

t    You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, or you seek an investment for which there will be an active secondary market.

t    You do not understand or accept the risks associated with the Underlying Stock.

t    You are not willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 6 of this pricing supplement and “Risk Factors” in the accompanying product supplement for risks related to an investment in the Securities. For more information on the Underlying Stock, please see the section titled “The Underlying Stock” below.

Indicative Terms
Issuer	JPMorgan Chase Financial Company LLC
Guarantor	JPMorgan Chase & Co.
Issue Price	$10.00 per Security
Underlying Stock	Common stock of Bank of America Corporation
Principal Amount	$10 per Security (subject to a minimum purchase of 100 Securities or $1,000)
Term[1]	2 years, unless called earlier
Call Feature	The Securities will be called if the closing price[2] of one share of the Underlying Stock on any Observation Date is equal to or greater than the Initial Share Price. If the Securities are called, JPMorgan Financial will pay you on the applicable Call Settlement Date a cash payment per Security equal to the applicable Call Price for the applicable Observation Date.
Observation Dates[1,3]	January 6, 2017 April 6, 2017 July 6, 2017 October 6, 2017 January 8, 2018 April 6, 2018 July 6, 2018 October 9, 2018 (Final Valuation Date)
Call Settlement Dates[3]	2nd business day following the applicable Observation Date, except that the Call Settlement Date for the Final Valuation Date is the Maturity Date
Call Return	The Call Return increases the longer the Securities are outstanding and is based upon a rate of at least 11.30% per annum. The actual Call Return rate will be finalized on the Trade Date and provided in the pricing supplement and is expected to be, but will not be less than, 11.30% per annum. See “Call Returns/Call Prices.”
Call Price	The Call Price equals the principal amount per Security plus the Call Return.
Payment at Maturity (per $10 Security)

If the Securities are not automatically called and the Final Share Price is equal to or greater than the Trigger Price, we will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10 × (1 + Contingent Absolute Return)

If the Securities are not automatically called and the Final Share Price is less than the Trigger Price, we will pay you a cash payment at maturity that is less than $10 per $10 principal amount Security, equal to:

$10 × (1 + Stock Return)

In this scenario, the Contingent Absolute Return does not apply and you will lose some or all of your initial investment at maturity in an amount proportionate to the negative Stock Return.

Stock Return	Final Share Price – Initial Share Price Initial Share Price
Contingent Absolute Return	The absolute value of the Stock Return. For example, if the Stock Return is -5%, the Contingent Absolute Return will equal 5%.
Initial Share Price	The closing price of one share of the Underlying Stock on the Trade Date
Final Share Price	The closing price[2] of one share of the Underlying Stock on the Final Valuation Date
Trigger Price	75.00% of the Initial Share Price
Stock Adjustment Factor[2]	The Stock Adjustment Factor is referenced in determining the closing price of the Underlying Stock. The Stock Adjustment Factor is set initially at 1.0 on the Trade Date.

[1]	See footnote 1 under “Key Dates” on the front cover
[2]	The closing price and the Stock Adjustment Factor are subject to adjustments, in the sole discretion of the calculation agent, in the case of certain corporate events described in the accompanying product supplement under “The Underlyings — Underlying Stocks — Anti-Dilution Adjustments” and “The Underlyings — Underlying Stocks — Reorganization Events.”
[3]	See footnote 2 under “Key Dates” on the front cover

Investment Timeline
Trade Date	The closing price of one share of the Underlying Stock (Initial Share Price) is observed, the Trigger Price is determined and the applicable Call Return rate is finalized.

Quarterly

The Securities will be called if the closing price of one share of the Underlying Stock on any Observation Date is equal to or greater than the Initial Share Price.

If the Securities are called, JPMorgan Financial will pay the applicable Call Price for the applicable Observation Date: equal to the principal amount plus an amount based on the applicable Call Return rate.

Maturity Date

The Final Share Price is determined as of the Final Valuation Date.

If the Securities have not been called and the Final Share Price is equal to or greater than the Trigger Price, JPMorgan Financial will pay an amount in cash equal to:

$10 × (1 + Contingent Absolute Return)
per Security

If the Securities have not been called and the Final Share Price is less than the Trigger Price, the Contingent Absolute Return will not apply and JPMorgan Financial will repay less than the principal amount, if anything, resulting in a loss proportionate to the decline of the Underlying Stock; equal to a return of:

$10 × (1 + Stock Return) per Security

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. IF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Call Returns/Call Prices

Observation Dates†	Call Settlement Dates†	Call Return (numbers below assume a rate of 11.30%* per annum)	Call Price (per $10)
January 6, 2017	January 10, 2017	2.825%	$10.2825
April 6, 2017	April 10, 2017	5.650%	$10.5650
July 6, 2017	July 10, 2017	8.475%	$10.8475
October 6, 2017	October 11, 2017	11.300%	$11.1300
January 8, 2018	January 10, 2018	14.125%	$11.4125
April 6, 2018	April 10, 2018	16.950%	$11.6950
July 6, 2018	July 10, 2018	19.775%	$11.9775
October 9, 2018 (Final Valuation Date)	October 12, 2018 (Maturity Date)	22.600%	$12.2600
†	See footnote 2 under “Key Dates” on the cover
*	The actual Call Return rate will be finalized on the Trade Date and provided in the pricing supplement and will be at least 11.30% per annum.

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-1-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Securities.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Securities as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your Securities should be treated as short-term capital gain or loss unless you hold your Securities for more than a year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of Securities at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Securities could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may (if the Securities are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the Securities. Under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as interest) of a taxable disposition, including redemption at maturity, of the Securities. You should consult your tax adviser regarding the potential application of FATCA to the Securities.

Non-U.S. holders should also note that recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the Securities.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

Risks Relating to the Securities Generally

t	Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that JPMorgan Financial will not necessarily repay the full principal amount of the Securities. If the Securities are not called and the closing price of one share of the Underlying Stock has declined below the Trigger Price on the Final Valuation Date, you will be fully exposed to any depreciation in the closing price of one share of the Underlying Stock from the Initial Share Price to the Final Share Price. In this case, JPMorgan Financial will repay less than the full principal amount at maturity, resulting in a loss of principal that is proportionate to the negative Stock Return. Under these circumstances, the Contingent Absolute Return will not apply and you will lose 1% of your principal for every 1% that the Final Share Price is less than the Initial Share Price and could lose your entire principal amount. As a result, your investment in the Securities may not perform as well as an investment in a security that does not have the potential for full downside exposure to the Underlying Stock at maturity.

t	Credit Risks of JPMorgan Financial and JPMorgan Chase & Co. — The Securities are unsecured and unsubordinated debt obligations of the Issuer, JPMorgan Chase Financial Company LLC, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. The Securities will rank pari passu with all of our other unsecured and unsubordinated obligations, and the related guarantee JPMorgan Chase & Co. will rank pari passu with all of JPMorgan Chase & Co.’s other unsecured and unsubordinated obligations. The Securities and related guarantees are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of JPMorgan Financial and JPMorgan Chase & Co. to satisfy their obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Financial and JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Financial and JPMorgan Chase & Co. were to default on their obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

t	As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Limited Assets — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the Securities. If these affiliates do not make payments to us and we fail to make payments on the Securities, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

t	The Contingent Absolute Return Applies Only If You Hold the Securities to Maturity — If you are able to sell your Securities in the secondary market, if any, prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing price of one share of the Underlying Stock is above the Trigger Price. If by maturity the Securities have not been called, JPMorgan Financial will repay you the full principal amount per Security plus the Contingent Absolute Return, unless the price of the Underlying Stock closes below the Trigger Price on the Final Valuation Date. Under these circumstances, the Contingent Absolute Return will not apply and JPMorgan Financial will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the price of the Underlying Stock from the Initial Share Price to the Final Share Price. The Contingent Absolute Return and any contingent repayment of principal are based on whether the Final Share Price is below the Trigger Price and apply only if you hold your Securities to maturity.

t	Limited Return on the Securities — If the Securities are called, your potential gain on the Securities will be limited to the applicable Call Return regardless of the appreciation in the closing price of one share of the Underlying Stock, which may be significant. Because the Call Return increases the longer the Securities have been outstanding and your Securities can be called as early as the first quarterly Observation Date, the term of the Securities could be cut short and the return on the Securities would be less than if the Securities were called at a later date. In addition, if the Securities are not called, any positive return on the Securities will be limited by the Trigger Price because JPMorgan Financial will pay you the principal amount plus the Contingent Absolute Return at maturity only when the Securities are not called and only if the Final Share Price is greater than or equal to the Trigger Price. You will not receive a Contingent Absolute Return and will lose some or all of your investment if the Final Share Price is below the Trigger Price. Furthermore, because the closing price of one share of the Underlying Stock at various times during the term of the Securities could be higher than on the Observation Dates and on the Final Valuation Date, you may receive a lower payment if the Securities are automatically called or at maturity, as the case may be, than you would have if you had invested directly in the Underlying Stock. Even though you will not participate in any potential appreciation of the Underlying Stock, you may be exposed to the Underlying Stock’s downside market risk if the Securities are not automatically called.

t	The Probability That the Applicable Final Share Price Will Fall Below the Applicable Trigger Price on the Final Valuation Date Will Depend on the Volatility of the Underlying Stock — “Volatility” refers to the frequency and magnitude of changes in the price of one share of the Underlying Stock. Greater expected volatility with respect to the Underlying Stock reflects a higher expectation as of the Trade Date that the price of one share of that Underlying Stock could close below its Trigger Price on the Final Valuation Date of the Securities, resulting in the loss of some or all of your investment. In addition, the Call Return rate is a fixed amount and depends in part on this expected volatility. A higher Call Return rate is generally associated with greater expected volatility. However, the Underlying Stock’s volatility can change significantly over the term of the Securities. The price of one share of the Underlying Stock for your Securities could fall sharply, which could result in a significant loss of principal.

t	Reinvestment Risk — If your Securities are called early, the holding period over which you would have the opportunity to receive the Call Return rate could be as short as approximately three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk in the event the Securities are called prior to the Maturity Date.

t	No Periodic Interest Payments — You will not receive any periodic interest payments on the Securities.

t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities and making the assumptions used to determine the pricing of the Securities and the estimated value of the Securities when the terms of the Securities are set, which we refer to as the estimated value of the Securities. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Securities and the value of the Securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the Securities could result in substantial returns for us or our affiliates while the value of the Securities declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks. We and/or our affiliates may also currently or from time to time engage in business with the issuer of the Underlying Stock, including extending loans to, or making equity investments in, the issuer of the Underlying Stock or providing advisory services to the issuer of the Underlying Stock. As a prospective purchaser of the Securities, you should undertake an independent investigation of the issuer of the Underlying Stock as in your judgment is appropriate to make an informed decision with respect to an investment in the Securities.

t	Single Stock Risk — The price of the Underlying Stock can rise or fall sharply due to factors specific to the Underlying Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. For additional information regarding the Underlying Stock and its issuer, please see “The Underlying Stock” in this pricing supplement and the issuer’s SEC filings referred to in that section. We urge you to review financial and other information filed periodically with the SEC by the Underlying Stock issuer.

t	The Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities — The estimated value of the Securities is only an estimate determined by reference to several factors. The original issue price of the Securities will exceed the estimated value of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. See “The Estimated Value of the Securities” in this pricing supplement.

t	The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates — The estimated value of the Securities is determined by reference to internal pricing models of our affiliates when the terms of the Securities are set. This estimated value of the Securities is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Securities that are greater than or less than the estimated value of the Securities. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Securities from you in secondary market transactions. See “The Estimated Value of the Securities” in this pricing supplement.

t	The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate — The internal funding rate used in the determination of the estimated value of the Securities is based on, among other things, our and our affiliates’ view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. See “The Estimated Value of the Securities” in this pricing supplement.

t	The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Securities” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Securities during this initial period may be lower than the value of the Securities as published by JPMS (and which may be shown on your customer account statements).

t	Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities — Any secondary market prices of the Securities will likely be lower than the original issue price of the Securities because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Securities. As a result, the price, if any, at which JPMS will be willing to buy Securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Securities.

The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity. See “— Lack of Liquidity” below.

t	Many Economic and Market Factors Will Impact the Value of the Securities — As described under “The Estimated Value of the Securities” in this pricing supplement, the Securities can be thought of as securities that combine a fixed-income debt component with one or more derivatives. As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the Securities at issuance and their value in the secondary market. Accordingly, the secondary market price of the Securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of the Underlying Stock, including:

♦	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;

♦	customary bid-ask spreads for similarly sized trades;

♦	our internal secondary market funding rates for structured debt issuances;

♦	the actual and expected volatility in the closing price of one share of the Underlying Stock;

♦	the time to maturity of the Securities;

♦	the likelihood of an automatic call being triggered;

♦	the dividend rate on the Underlying Stock;

♦	the occurrence of certain events affecting the issuer of the Underlying Stock that may or may not require an adjustment to the closing price and the Stock Adjustment Factor of the Underlying Stock, including a merger or acquisition;

♦	interest and yield rates in the market generally; and

♦	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Securities, if any, at which JPMS may be willing to purchase your Securities in the secondary market.

t	No Dividend Payments or Voting Rights or other ownership rights in the Underlying Stock — As a holder of the Securities, you will not have any ownership interest or rights in the Underlying Stock, such as voting rights or rights to receive cash dividends or other distributions. In addition, the issuer of the Underlying Stock will not have any obligation to consider your interests as a holder of the Securities in taking any corporate action that might affect the value of the Underlying Stock and the Securities.

t	No Affiliation with the Underlying Stock Issuer — We are not affiliated with the issuer of the Underlying Stock. We have not independently verified any of the information about the Underlying Stock issuer contained in this pricing supplement. You should make your own investigation into the Underlying Stock and its issuer. We are not responsible for the Underlying Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

t	No Assurances That the Investment View Implicit in the Securities Will Be Successful — While the Securities are structured to provide potentially enhanced returns in a flat or bullish environment or potential absolute returns in a negative environment above the Trigger Price, we cannot assure you of the economic environment during the term or at maturity of your Securities and you may lose some or all of your investment at maturity.

t	Lack of Liquidity — The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.

t	Anti-Dilution Protection Is Limited and May Be Discretionary — Although the calculation agent will adjust the closing price of the Underlying Stock for certain corporate events (such as stock splits and stock dividends) affecting the Underlying Stock, the calculation agent is not required to make an adjustment for every corporate event that can affect the Underlying Stock. If an event occurs that does not require the calculation agent to adjust the closing price, the market value of your Securities and the payment at maturity if not previously called may be materially and adversely affected. You should also be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from what is described in the accompanying product supplement as it deems necessary to ensure an equitable result. Subject to the foregoing, the calculation agent is under no obligation to consider your interests as a holder of the Securities in making these determinations.

t	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations (for example, with respect to the issuer of the Underlying Stock) that are inconsistent with investing in or holding the Securities, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the Underlying Stock and could affect the value of the Underlying Stock, and therefore the market value of the Securities.

t	Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.

t	Potential JPMorgan Financial Impact on the Market Price of the Underlying Stock — Trading or transactions by JPMorgan Financial or its affiliates in the Underlying Stock and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying Stock may adversely affect the market price of the Underlying Stock and, therefore, the market value of the Securities.

t	The Final Terms and Valuation of the Securities Will Be Finalized on the Trade Date and Provided in the Pricing Supplement — The final terms of the Securities will be based on relevant market conditions when the terms of the Securities are set and will be finalized on the Trade Date and provided in the pricing supplement. In particular, each of the estimated value of the Securities and the Call Return rate will be finalized on the Trade Date and provided in the pricing supplement, and each may be as low as the applicable minimum set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the Securities based on the minimums for the estimated value of the Securities and the Call Return rate.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the hypothetical payment upon a call or at maturity under different hypothetical scenarios for a $10.00 Security on an offering of the Securities linked to a hypothetical Underlying Stock with the following assumptions (the actual terms for the Securities will be finalized on the Trade Date and provided in the pricing supplement; amounts have been rounded for ease of reference):

Principal Amount:	$10.00
Term:	2 years (unless earlier called)
Hypothetical Initial Share Price:	$100.00
Hypothetical Call Return Rate:	11.30%* per annum (or 2.825% per quarter)
Observation Dates:	Quarterly
Hypothetical Trigger Price:	$75.00 (which is 75.00% of the hypothetical Initial Share Price)
*	The hypothetical Initial Share Price of $100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Share Price. The actual Initial Share Price and the resulting Trigger Price will be based on the closing price of one share of the Underlying Stock on the Trade Date and will be provided in the pricing supplement. For historical data regarding the actual closing prices of one share of the Underlying Stock, please see the historical information set forth under “The Underlying Stock” in this pricing supplement. The actual Call Return rate will be finalized on the Trade Date and provided in the pricing supplement. The actual payment upon a call or at maturity and the actual Trigger Price applicable to your Securities may be more or less than the amounts displayed in these hypothetical scenarios, and will depend in part on the Initial Share Price of the Underlying Stock, which will be finalized on the Trade Date and provided in the pricing supplement.

The examples below are purely hypothetical and are intended to illustrate how the value of any payment on the Securities will depend on the closing price on the Observation Dates.

Example 1 — Securities Are Called on the First Observation Date

Closing Price at first Observation Date:	$110.00 (at or above Initial Share Price, Securities are called)
Call Price (per Security):	$10.2825

Because the Securities are called on the first Observation Date, we will pay you on the applicable Call Settlement Date a total Call Price of $10.2825 per $10.00 principal amount (2.825% return on the Securities). No further amounts will be owed on the Securities.

Example 2 — Securities Are Called on the Final Valuation Date

Closing Price at first Observation Date:	$90.00 (below Initial Share Price, Securities NOT called)
Closing Price at second Observation Date:	$80.00 (below Initial Share Price, Securities NOT called)
Closing Price at third Observation Date:	$90.00 (below Initial Share Price, Securities NOT called)
Closing Price at fourth Observation Date:	$92.00 (below Initial Share Price, Securities NOT called)
Closing Price at fifth Observation Date:	$84.00 (below Initial Share Price, Securities NOT called)
Closing Price at sixth Observation Date:	$80.00 (below Initial Share Price, Securities NOT called)
Closing Price at seventh Observation Date:	$90.00 (below Initial Share Price, Securities NOT called)
Closing Price at Final Valuation Date:	$105.00 (at or above Initial Share Price, Securities are called)

Call Price (per Security):	$12.26

Because the Securities are called on the Final Valuation Date, we will pay you on the applicable Call Settlement Date (which coincides with the Maturity Date in this example) a total Call Price of $12.26 per $10.00 principal amount (22.60% return on the Securities).

Example 3 — Securities Are NOT Called and the Final Share Price Is Above the Trigger Price

Closing Price at first Observation Date:	$90.00 (below Initial Share Price, Securities NOT called)
Closing Price at second Observation Date:	$80.00 (below Initial Share Price, Securities NOT called)
Closing Price at third Observation Date:	$90.00 (below Initial Share Price, Securities NOT called)
Closing Price at fourth Observation Date:	$92.00 (below Initial Share Price, Securities NOT called)
Closing Price at fifth Observation Date:	$84.00 (below Initial Share Price, Securities NOT called)
Closing Price at sixth Observation Date:	$80.00 (below Initial Share Price, Securities NOT called)
Closing Price at seventh Observation Date:	$90.00 (below Initial Share Price, Securities NOT called)
Closing Price at Final Valuation Date:	$90.00 (below Initial Share Price, but above Trigger Price, Securities NOT called)

Settlement Amount (per Security):	$10.00 × (1 + Contingent Absolute Return) $10.00 × (1 + 10%) $11.00

Because the Securities are not called and the Stock Return is -10%, but the Final Share Price is above or equal to the Trigger Price, at maturity we will pay you a total of $11.00 per $10.00 principal amount (a 10% return on the Securities).

Example 4 — Securities Are NOT Called and the Final Share Price Is Below the Trigger Price

Closing Price at first Observation Date:	$90.00 (below Initial Share Price, Securities NOT called)
Closing Price at second Observation Date:	$80.00 (below Initial Share Price, Securities NOT called)
Closing Price at third Observation Date:	$76.00 (below Initial Share Price, Securities NOT called)
Closing Price at fourth Observation Date:	$80.00 (below Initial Share Price, Securities NOT called)
Closing Price at fifth Observation Date:	$84.00 (below Initial Share Price, Securities NOT called)
Closing Price at sixth Observation Date:	$80.00 (below Initial Share Price, Securities NOT called)
Closing Price at seventh Observation Date:	$70.00 (below Initial Share Price, Securities NOT called)
Closing Price at Final Valuation Date:	$50.00 (below Initial Share Price and Trigger Price, Securities NOT called)

Settlement Amount (per Security):	$10.00 × (1 + Stock Return) $10.00 × (1 + -50%) $5.00

Because the Securities are not called, the Final Share Price is below the Trigger Price and the Stock Return -50%, at maturity we will pay you a total of $5.00 per $10.00 principal amount (a 50% loss on the Securities).

The hypothetical returns and hypothetical payments on the Securities shown above apply only if you hold the Securities for their entire term or until called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Underlying Stock

According to its publicly available filings with the SEC, Bank of America Corporation, which we refer to as Bank of America, is a financial institution that serves individual consumers, small- and middle-market businesses, institutional investors, large corporations and governments with a range of banking, investing, asset management and other financial and risk management products and services. The common stock of Bank of America, par value $0.01 per share (Bloomberg ticker: BAC), is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Bank of America in the accompanying product supplement. Bank of America’s SEC file number is 001-06523.

Historical Information

The following table sets forth the quarterly high and low closing prices of one share of the Underlying Stock based on daily closing prices on the primary exchange for the Underlying Stock, as reported by the Bloomberg Professional® service (“Bloomberg”), without independent verification. This information given below is for the four calendar quarters in each of 2011, 2012, 2013, 2014 and 2015 and the first, second and third calendar quarters of 2016. Partial data is provided for the fourth calendar quarter of 2016. The closing price of one share of the Underlying Stock on October 4, 2016 was $15.80. The actual Initial Share Price will be the closing price of one share of the Underlying Stock on the Trade Date. We obtained the closing prices above and below from Bloomberg, without independent verification. The closing prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of one share of the Underlying Stock has experienced significant fluctuations. The historical performance of the Underlying Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the Underlying Stock during the term of the Securities. We cannot give you assurance that the performance of the Underlying Stock will result in the return of any of your principal amount.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Close
1/1/2011	3/31/2011	$15.25	$13.33	$13.33
4/1/2011	6/30/2011	$13.72	$10.50	$10.96
7/1/2011	9/30/2011	$11.09	$6.06	$6.12
10/1/2011	12/31/2011	$7.35	$4.99	$5.56
1/1/2012	3/31/2012	$9.93	$5.80	$9.57
4/1/2012	6/30/2012	$9.68	$6.83	$8.18
7/1/2012	9/30/2012	$9.55	$7.04	$8.83
10/1/2012	12/31/2012	$11.60	$8.93	$11.60
1/1/2013	3/31/2013	$12.78	$11.03	$12.18
4/1/2013	6/30/2013	$13.83	$11.44	$12.86
7/1/2013	9/30/2013	$14.95	$12.83	$13.80
10/1/2013	12/31/2013	$15.88	$13.69	$15.57
1/1/2014	3/31/2014	$17.92	$16.10	$17.20
4/1/2014	6/30/2014	$17.34	$14.51	$15.37
7/1/2014	9/30/2014	$17.18	$14.98	$17.05
10/1/2014	12/31/2014	$18.13	$15.76	$17.89
1/1/2015	3/31/2015	$17.90	$15.15	$15.39
4/1/2015	6/30/2015	$17.67	$15.41	$17.02
7/1/2015	9/30/2015	$18.45	$15.26	$15.58
10/1/2015	12/31/2015	$17.95	$15.38	$16.83
1/1/2016	3/31/2016	$16.43	$11.16	$13.52
4/1/2016	6/30/2016	$15.11	$12.18	$13.27
7/1/2016	9/30/2016	$16.19	$12.74	$15.65
10/1/2016	10/4/2016*	$15.80	$15.63	$15.80
*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2016 includes data for the period from October 1, 2016 through October 4, 2016. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2016.

The graph below illustrates the daily performance of the Underlying Stock from January 3, 2006 through October 4, 2016, based on information from Bloomberg, without independent verification. The dotted line represents a hypothetical Trigger Price of $11.85, equal to 75.00% of the closing price on October 4, 2016. The actual Trigger Price will be based on the closing price of one share of the Underlying Stock on the Trade Date.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Supplemental Plan of Distribution

We and JPMorgan Chase & Co. have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Securities that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying product supplement.

The Estimated Value of the Securities

The estimated value of the Securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Securities. The estimated value of the Securities does not represent a minimum price at which JPMS would be willing to buy your Securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the Securities is based on, among other things, our and our affiliates’ view of the funding values of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Key Risks — Risks Relating to the Notes Generally — The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Securities is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the Securities is determined when the terms of the Securities are set based on market conditions and other relevant factors and assumptions existing at that time. See “Key Risks — Risks Relating to the Notes Generally — The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the Securities will be lower than the original issue price of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities. See “Key Risks — Risks Relating to the Securities Generally — The Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities” in this pricing supplement.

Secondary Market Prices of the Securities

For information about factors that will impact any secondary market prices of the Securities, see “Key Risks — Risks Relating to the Securities Generally — Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to five months. The length of any such initial period reflects secondary market volumes for the Securities, the structure of the Securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Securities and when these costs are incurred, as determined by our affiliates. See “Key Risks — Risks Relating to the Securities Generally — The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The Securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Securities. See “Hypothetical Examples” in this pricing supplement for an illustration of the risk-return profile of the Securities and “The Underlying Stock” in this pricing supplement for a description of the market exposure provided by the Securities.

The original issue price of the Securities is equal to the estimated value of the Securities plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities, plus the estimated cost of hedging our obligations under the Securities.